Exhibit 5.1

Capital Product Partners L.P.

3, Iassonos Street

Piraeus, Athens

18537 Greece

Our reference: 24435.50025/80457305v1

September 12, 2016

Registration Statement on Form F-3 – Continuous Offering Program – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the offering by the Partnership of up to $50,000,000 in aggregate gross sales price of common units of the Partnership (the “Common Units”) pursuant to the Partnership’s registration statement on Form F-3 (File No. 333-210394, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). The Common Units are to be issued pursuant to an Equity Distribution Agreement (the “Distribution Agreement”) dated September 12, 2016 among the Partnership, UBS Securities LLC, Capital GP L.L.C., Capital Product Operating L.L.C., Crude Carriers Corp., Crude Carriers Operating Corp. and Capital Ship Management Corp.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Registration Statement, the base prospectus filed on April 26, 2016 (the “Base Prospectus”) and the prospectus supplement filed the date hereof (the “Prospectus Supplement”);

(ii)	the Distribution Agreement; and

(iii)

such other papers, documents, agreements and certificates of public officials and representatives of the Partnership as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (v) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the aforesaid certificates. We have not independently verified the facts so relied on.

In rendering this opinion, we have also assumed (x) that the Common Units shall be issued and sold in compliance with (i) the Securities Act, (ii) all other applicable U.S. federal and state securities and other laws, and (iii) the terms, conditions and restrictions set forth in the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Distribution Agreement and all of the instruments and other documents relating thereto or executed in connection therewith; (y) that the Distribution Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Partnership, Capital GP L.L.C., Capital Product Operating L.L.C., Crude Carriers Corp., and Crude Carriers Operating Corp.); and (z) the validity and enforceability of the Distribution Agreement against the parties thereto.

We have assumed that the Common Units will be issued at or above the price authorized by the Partnership, and that fractional units will not be issued.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement, the Base Prospectus and the Prospectus Supplement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Common Units are issued and delivered against payment therefor in accordance with the terms of the Registration Statement, the Base Prospectus, the Prospectus Supplement and the Distribution Agreement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

80457305v1

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement, the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP